Exhibit 99.1

IONFINITY PATENT ALLOWED

PASADENA, CA,— November 27, 2006—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that the United States Patent and Trademark Office has allowed a patent filed by VIASPACE subsidiary Ionfinity. The patent relates to the use of Ionfinity’s proprietary soft-ionization membrane in an ion thruster engine for spacecraft control.

Ionfinity was awarded a Phase II STTR contract extension and additional funding by the U. S. Air Force on September 30, 2006 to develop, jointly with Aerospace Corp. and the NASA Jet Propulsion Laboratory, a soft ionization membrane to be used as a micro ion engine for micro and nano satellite station keeping.

The soft ionization membrane is a proprietary and patented technique to produce ion beams. The technology is also being applied to the mass spectrometry market where it is expected to provide a large increase in sensitivity with a large reduction in size and cost. In addition to the current $2B/year market for mass spectrometry instruments, the soft ionization membrane is expected to enable a new generation of sensors for detecting chemical and biological warfare agents, narcotics and explosives. Ionfinity is pursuing these applications under separate contracts from the US Army and Navy.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at , or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.